Schedule A

to the

Sub-Advisory Agreement

by and between

Beacon Capital Management, Inc.

And

Exchange Traded Concepts LLC

As of July 29, 2026

The Adviser will pay the Sub-Adviser, as full compensation for all services provided under this Agreement, a fee computed daily at an annual rate based on the greater of (1) the Minimum Sub-Advisory Fees or (2) the average daily net assets of the Funds in accordance with the following fee schedule (the “Asset-Based Sub-Advisory Fees"), if the aggregate Asset-Based Sub-Advisory Fees exceed the aggregate Minimum Sub-Advisory Fees.

	Minimum Sub-Advisory Fees	Asset-Based Sub-Advisory Fees
Beacon Tactical Risk ETF	$22, 500	3 bps (0.03%)
Beacon Unified Catalysts ETF	$22,500	3 bps (0.03%)
Beacon Tactical Alternative Risk ETF	$22,500	3 bps (0.03%)

* CFC Rate is waived if a Controled Foreign Corporation entity structure is not in use.

The parties agreed to the terms of this Appendix A effective July 29, 2026.

Agreed and Accepted:

ADVISER: Beacon Capital Management, Inc.	SUBADVISER: Exchange Traded Concepts, LLC

By: /s/Tyler Mays	By: ___________________________
Name: Tyler Mays	Name: Richard Malinowski
Title: Director, Business Operations	Title:Co-CEO